Exhibit 10.20

REVOLVING CREDIT AGREEMENT

Dated as of August 2, 2007

This Revolving Credit Agreement (this “Agreement”) is by and between COBIZ FINANCIAL INC., a corporation formed under the laws of the State of Colorado (“Borrower”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (“Lender”), with a banking office at 2555 South Colorado Boulevard, Denver, Colorado 80222.

ARTICLE 1 LOANS

Section 1.1 [Reserved.]

Section 1.2 Revolving Credit Loans. Subject to the terms and conditions of this Agreement, Lender agrees to make loans to Borrower, from time to time from the date of this Agreement through July 31, 2008 (the “Maturity Date”), at such times and in such amounts, not to exceed THIRTY MILLION AND NO/100 UNITED STATES DOLLARS ($30,000,000.00) (the “Commitment”) at any one time outstanding, as Borrower may request (the “Loan(s)”). During such period Borrower may borrow, repay and reborrow hereunder. Each borrowing shall (i) in the case of Loans that bear interest at the Federal Funds Rate, be in the amount of at least $100,000 or the remaining unused amount of the Commitment and (ii) in the case of Loans that bear interest at LIBOR, shall be in the amount of at least $1,000,000 or the remaining unused amount of the Commitment.

Section 1.3 Revolving Credit Note. The Loans shall be evidenced by a promissory note (the “Note”), substantially in the form of Exhibit A, with appropriate insertions, dated the date hereof, payable to the order of Lender and in the original principal amount of the Commitment. Lender may at any time and from time to time at Lender’s sole option attach a schedule (grid) to the Note and endorse thereon notations with respect to each Loan specifying the date and principal amount thereof, the Interest Period (as defined below) (if applicable), the applicable interest rate and rate option, and the date and amount of each payment of principal and interest made by Borrower with respect to each such Loan. Lender’s endorsements as well as its records relating to the Loans shall be rebuttably presumptive evidence of the outstanding principal and interest on the Loans, and, in the event of inconsistency, shall prevail over any records of Borrower and any written confirmations of the Loans given by Borrower, absent manifest error. The principal of the Note shall be payable on or before the Maturity Date.

Section 1.4 Extension of Maturity Date. Borrower may request an extension of the Maturity Date by submitting a request for an extension to Lender (an “Extension Request”) no more than sixty (60) days prior to the current Maturity Date. The Extension Request must specify the new Maturity Date requested by Borrower and the date (which must be at least thirty (30) days after the Extension Request is delivered to Lender) as of which Lender must respond to the Extension Request (the “Extension Date”). The new Maturity Date shall be no more than 364 days after the Maturity Date in effect at the time the Extension Request is received, including such Maturity Date as one of the days in the calculation of the days elapsed. If Lender fails to respond to an Extension Request by the Extension Date, Lender shall be deemed to have denied the Extension Request. If Lender, in its sole discretion, decides to approve the Extension

Request, Lender shall deliver its written consent to Borrower and the Maturity Date specified in the Extension Request shall become effective at the expiration of the existing Maturity Date.

ARTICLE 2 INTEREST AND FEES

Section 2.1 Interest Rate. Borrower agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding hereunder at the following rates per year:

(a)                    Before maturity of any Loan, whether by acceleration or otherwise, at the option of Borrower, subject to the terms hereof at a rate equal to:

(i)                        “LIBOR,” which shall mean the sum of (A) the 1, 2 or 3 month LIBOR rate (which Interest Period Borrower shall select subject to the terms stated herein) quoted by Lender from Telerate Page 3750 or any successor thereto (which shall be the LIBOR rate in effect two New York Banking Days prior to the commencement of the advance), adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, plus (B) one and fifteen hundredths percent (+1.15%) per annum; or

(ii)                   “Federal Funds Rate,” which shall mean the sum of (A) the weighted average of the rates on overnight Federal funds transactions, with members of the Federal Reserve System only, arranged by Federal funds brokers, plus (B) one and fifteen hundredths percent (1.15%) per annum. The Federal Funds Rate shall be determined by Lender on the basis of reports by Federal funds brokers to, and published daily by, the Federal Reserve Bank of New York in the Composite Closing Quotations for U.S. Government Securities. If such publication is unavailable or the Federal Funds Rate is not set forth therein, the Federal Funds Rate shall be determined on the basis of any other source reasonably selected by Lender. The Federal Funds Rate applicable each day shall be the Federal Funds Rate reported as applicable to Federal funds transactions on that date. In the case of Saturday, Sunday or a legal holiday, the Federal Funds Rate shall be the rate applicable to Federal funds transactions on the immediately preceding day for which the Federal Funds Rate is reported.

(b)                   After the maturity of any Loan, whether by acceleration or otherwise, such Loan shall bear interest until paid at a rate equal to two percent (2%) in addition to the rate in effect immediately prior to maturity (but not less than the Prime-Based Rate in effect at maturity).

Section 2.2 Rate Selection. Borrower shall select and change its selection of the interest rate between LIBOR and the Federal Funds Rate, as applicable, to apply to (a) at least $1,000,000 and in integral multiples of $1,000,000 thereafter of any Loan or portion thereof which bears interest at LIBOR, and (b) at least $100,000 and in integral multiples of $100,000 thereafter of any Loan or portion thereof which bears interest at the Federal Funds Rate, in all cases subject to the requirements herein stated:

(a)                  At the time any Loan is made;

(b)                 At the expiration of a particular LIBOR Interest Period selected for the outstanding principal balance of any Loan or portion of any Loan currently bearing interest at LIBOR; and

(c)                  At any time for the outstanding principal balance of any Loan or portion thereof currently bearing interest at the Federal Funds Rate.

Section 2.3 Rate Changes and Notifications.

(a)                  LIBOR. If Borrower wishes to (i) obtain a new Loan bearing interest at LIBOR, (ii) have an existing Loan bearing interest at LIBOR continue to bear interest at LIBOR for a new Interest Period upon the expiration of the Interest Period then in effect or (iii) convert the rate of interest on any Loan or portion thereof, within the limits described above, from the Federal Funds Rate to LIBOR, it shall, at or before 12:00 noon, New York time, not less than two New York Banking Days prior to the New York Banking Day on which such Loan bearing interest at LIBOR is to be made, continued or converted, give Lender written notice thereof, which shall be irrevocable. Such notice shall specify the principal amount of the Loan which is to bear interest at LIBOR and the desired LIBOR Interest Period of 1, 2 or 3 months. Notwithstanding that any LIBOR Interest Period selected by Borrower may extend beyond the Maturity Date, Borrower acknowledges and agrees that all amounts owing by Borrower to Lender under this Agreement in respect of principal, accrued interest, fees and expenses, including any amounts owing under Section 2.5(c), shall be due and payable on the Maturity Date.

(b)                 Federal Funds Rate. If Borrower wishes to obtain a new Loan bearing interest at the Federal Funds Rate, it shall, at or before 12:00 noon, New York time, on the date such new Loan will be made, which shall be a New York Banking Day, give Lender written notice thereof specifying the principal amount of such new Loan. Such notice shall be irrevocable.

(c)                  Failure to Notify. If Borrower does not timely notify Lender at the expiration of the Interest Period then in effect with respect to a Loan bearing interest at LIBOR that Borrower elects to have a new Interest Period established for such Loan pursuant to Section 2.3(a)(ii) above, then Borrower shall be deemed to have elected to have such Loan accrue interest after the expiration of such Interest Period at the Federal Funds Rate. If Borrower does not timely notify Lender as to its selection of the interest rate option with respect to any new Loan, then Borrower shall be deemed to have elected to have such new Loan accrue interest at the Federal Funds Rate.

Section 2.4 Interest Payment Dates. Accrued interest shall be paid in respect of each Loan to which the Federal Funds Rate applies on the last day of each month in each year,

beginning with the first of such dates to occur after the date of the first Loan bearing interest at the Federal Funds Rate, at maturity, and upon payment in full. Accrued interest shall be paid in respect of each Loan bearing interest at LIBOR on the Interim Maturity Date in respect of the Interest Period for such Loan, at maturity, and upon payment in full, whichever is earlier or more frequent. After maturity, accrued interest on all outstanding Loans shall be payable upon demand.

Section 2.5 Additional Provisions With Respect to Federal Funds Rate and LIBOR Loans. The selection by Borrower of the Federal Funds Rate or LIBOR and the maintenance of the Loans or portions thereof at such rate shall be subject to the following additional terms and conditions:

(a)                    Availability of Deposits at a Determinable Rate. If, after Borrower has elected to borrow or maintain any Loan at the Federal Funds Rate or LIBOR, Lender notifies Borrower that:

(i)                        United States dollar deposits in the amount and for the maturity requested are not available to Lender (in the case of LIBOR, in the London interbank market); or

(ii)                     Reasonable means do not exist for Lender to determine the Federal Funds Rate or LIBOR for the amount and maturity requested;

all as determined by Lender in its sole discretion, then the principal subject to the Federal Funds Rate or LIBOR shall accrue or shall continue to accrue interest at an annual rate equal to the Prime Rate in effect from time to time.

(b)                   Prohibition of Making, Maintaining, or Repayment of Loans at the Federal Funds Rate or LIBOR. If any treaty, statute, regulation, interpretation thereof, or any directive, guideline, or otherwise by a central bank or fiscal authority (whether or not having the force of law) shall prohibit making, maintaining or repaying any Loan subject to the Federal Funds Rate or LIBOR, then on and as of the date the prohibition becomes effective, all Loans subject to that prohibition shall bear interest at an annual rate equal to the Prime Rate in effect from time to time.

(c)                    Payments of Principal and Interest to be Inclusive of Any Taxes or Costs. All payments of principal and interest shall include any taxes (other than income taxes imposed by the United States or any state or locality thereof on the income of Lender) and increased costs incurred by Lender resulting from a change in, or promulgation of, any treaty, statute, regulation, interpretation thereof, or any directive or guideline by a central bank or fiscal authority (whether or not having the force of law) which affects a Loan bearing interest at the Federal Funds Rate or LIBOR. Without limiting the generality of the preceding obligation, illustrations of such taxes and costs are:

(i)                        Taxes (or the withholding of amounts for taxes) of any nature whatsoever including income, excise, and interest equalization taxes, as well as all levies, imposts, duties, or fees whether now in existence or resulting from a change in, or promulgation of, any treaty, statute, regulation, interpretation thereof, or any directive, guideline, or otherwise, by a central bank or fiscal authority (whether or not having the force of law) or a change in the basis of, or time of payment of, such taxes and other amounts resulting therefrom;

(ii)                     Any reserve or special deposit requirements against assets or liabilities of, or deposits with or for the account of, Lender with respect to principal outstanding at LIBOR including those imposed under Regulation D of the Federal Reserve Board or resulting from a change in, or the promulgation of, such requirements by treaty, statute, regulation, interpretation thereof, or any directive, guideline, or otherwise by a central bank or fiscal authority (whether or not having the force of law);

(iii)                  Any other increased costs resulting from compliance with treaties, statutes, regulations, interpretations, or any directives or guidelines, or otherwise by a central bank or fiscal authority (whether or not having the force of law), including capital adequacy regulations;

If Lender incurs any such taxes or costs, Borrower, upon demand in writing specifying such taxes and costs, shall promptly pay them; save for manifest error Lender’s specification shall be presumptively deemed correct.

(d)               Interest Differential. Borrower agrees to pay to Lender any Interest Differential incurred as a result of:

(A)                Any new Loan requested by Borrower to bear interest at LIBOR which is not made on the specified borrowing date (or is made but bears interest at the Federal Funds Rate) (with the Interest Differential being calculated as if the Loan bearing interest at LIBOR had been made and repaid on the specified borrowing date);

(B)                  a voluntary prepayment at a date other than the applicable Interim Maturity Date of a Loan bearing interest at LIBOR;

(C)                  a mandatory repayment at a date other than the applicable Interim Maturity Date of a Loan bearing interest at LIBOR as the result of the occurrence of an Event of Default and the acceleration of any portion of the indebtedness hereunder; or

(D)                 a prohibition on maintainingan outstanding Loan bearing interest at LIBOR (with the Interest Differential being calculated as if such Loan were repaid on the effective date of such prohibition).

The term “Interest Differential” shall mean that sum equal to the greater of zero or the financial loss incurred by Lender resulting from prepayment, calculated as the difference between the amount of interest Lender would have earned (from like investments in the Money

Markets as of the first day of the LIBOR Loan) had prepayment not occurred and the interest Lender will actually earn (from like investments in the Money Markets as of the date of prepayment) as a result of the redeployment of funds from the prepayment. Because of the short-term nature of each Loan bearing interest at LIBOR, Borrower agrees that the Interest Differential shall not be discounted to its present value.

Section 2.6 Basis of Computation. Interest and fees payable hereunder shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days, including the date a Loan is made and excluding the date a Loan or any portion thereof is paid or prepaid.

Section 2.7 Commitment Fee, Reduction of Commitment. Borrower agrees to pay Lender a commitment fee (the “Commitment Fee”) in arrears of twenty-five hundredths of one percent (0.25%) per year on the average daily unused amount of the Commitment. The Commitment Fee shall commence to accrue on the date of this Agreement and shall be paid on the last day of each calendar quarter in each year, beginning with the first of such dates to occur after the date of this Agreement, at maturity and upon payment in full. At any time or from time to time, upon at least three New York Banking Business Days’ prior written notice, which shall be irrevocable, Borrower may reduce the Commitment in the amount of at least $1,000,000 or in full; provided that Borrower may not reduce the Commitment below an amount equal to the aggregate outstanding principal amount of all Loans. Upon any such reduction of any part of the unused Commitment, any accrued and unpaid Commitment Fee on the part reduced shall be paid in full as of the date of such reduction.

ARTICLE 3 PAYMENTS AND PREPAYMENTS

Section 3.1 Prepayments. Borrower may prepay without penalty or premium any Loan bearing interest at the Federal Funds Rate or at the Prime Rate pursuant to Section 2.5(a) or (b) at any time. Borrower may prepay a Loan bearing interest at LIBOR prior to the applicable Interim Maturity Date upon payment of the Interest Differential under Section 2.5(c)(iv). Borrower shall give Lender written notice of a prepayment of a Loan (a) in the case of prepayment of a Loan or Loans bearing interest at the Federal Funds Rate, no later than 12 noon, New York time, on the prepayment date and (b) in the case of prepayment of a Loan or Loans bearing interest at LIBOR, no later than 12 noon, New York time, on the date which is three New York Banking Days prior to the prepayment date. Each notice shall specify the amount and date of the prepayment and identify whether Loans bearing interest at the Federal Funds Rate or LIBOR are being prepaid. Any partial prepayment of a Loan which bear interest at LIBOR (and any repayment of a Loan which bears interest at LIBOR on the Interim Maturity Date therefor) shall be in a minimum amount of $1,000,000 (or if less, the outstanding principal balance of such Loan) and any partial prepayment of Loans which bear interest at the Federal Funds Rate shall be in a minimum amount of $100,000 (or if less, the outstanding principal balance of the Loans bearing interest at the Federal Funds Rate).

Section 3.2 Funds. All payments of principal, interest and the Commitment Fee shall be made in immediately available funds to Lender at its banking office indicated above or as otherwise directed by Lender.

ARTICLE 4 REPRESENTATIONS AND WARRANTIES

To induce Lender to make each of the Loans, Borrower represents and warrants to Lender that:

Section 4.1 Organization. Borrower is existing and in good standing as a duly qualified and organized bank holding company. Borrower and each Subsidiary (as hereinafter defined) are existing and in good standing under the laws of their jurisdiction of formation, and are duly qualified, in good standing and authorized to do business in each jurisdiction where failure to do so would reasonably be expected to have a Material Adverse Effect. Borrower and each Subsidiary have the power and authority to own their properties and to carry on their businesses as now being conducted.

Section 4.2 Authorization; No Conflict. The execution, delivery and performance of this Agreement, the Note and all related documents and instruments: (a) are within Borrower’s corporate powers; (b) have been authorized by all necessary corporate action; (c) have received any and all necessary governmental approvals; and (d) do not and will not contravene or conflict with any provision of law or charter or by-laws of Borrower or any material agreement affecting Borrower or its property. This Agreement is, and the Note when executed and delivered will be, legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms subject to applicable bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally and subject to general equitable principles.

Section 4.3 Financial Statements. Borrower has supplied to Lender copies of its audited consolidated financial statements as of and for the twelve month period ended December 31, 2006 and its internally prepared financial statements as of and for the three month period ended March 31, 2007. Such statements have been furnished to Lender, have been prepared in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding fiscal year, except as disclosed in such statements (and subject, in the case of the interim statements, to year end audit adjustments and the absence of footnotes), and fairly present the financial condition of Borrower and its Subsidiaries as at such dates and the results of their operations for the respective periods then ended. Since the date of those financial statements, no material, adverse change in the business, condition, properties, assets, operations, or prospects of Borrower or its Subsidiaries has occurred except as disclosed on Schedule 4.3. There is no known contingent liability of Borrower or any Subsidiary (excluding loan commitments, letters of credit, and other contingent liabilities incurred in the ordinary course of the banking business) in an amount greater than $5,000,000 (other than a contingent liability which is covered by insurance and with respect to which the insurer has confirmed coverage in writing) which is not reflected in such financial statements or disclosed on Schedule 4.3.

Section 4.4 Taxes. Borrower and each Subsidiary have filed or caused to be filed all federal, state and local tax returns which, to the knowledge of Borrower or such Subsidiary, are required to be filed, and have paid or have caused to be paid all taxes as shown on such returns or on any assessment received by them, to the extent that such taxes have become due (except for current taxes not delinquent and taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been provided on the books of Borrower or the appropriate Subsidiary, and as to which no foreclosure, sale or similar proceedings have been commenced).

Section 4.5 Liens. None of the assets of Borrower or any Subsidiary are subject to any mortgage, pledge, title retention lien, or other lien, encumbrance or security interest except: (a) for current taxes not delinquent or taxes being contested in good faith and by appropriate proceedings; (b) for liens arising in the ordinary course of business for sums not due or sums being contested in good faith and by appropriate proceedings and with respect to which appropriate reserves have been established in accordance with generally accepted accounting principles; (c) to the extent specifically shown in the financial statements referred to in Section 4.3; (d) for liens in favor of Lender; (e) liens and security interests securing deposits of public funds, repurchase agreements, Federal funds purchased, trust assets, advances from a Federal Home Loan Bank, discount window borrowings from a Federal Reserve Bank and other similar liens granted in the ordinary course of the banking business; (f) liens under workers’ compensation, unemployment insurance, social security or similar legislation; (g) liens, deposits and pledges to secure the performance of leases, public or statutory obligations or other similar obligations arising in the ordinary course of the banking business; (h) judgment and other similar liens arising in connection with court proceedings, provided the execution or other enforcement of such liens is effectively stayed; and (i) easements, restrictions and other similar encumbrances which do not materially interfere with the occupation, use and enjoyment of the property or assets encumbered thereby or materially interfere with the value of the property subject thereto.

Section 4.6 Adverse Contracts. Neither Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction, nor is it subject to any judgment, decree or order of any court or governmental body, which would reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any Subsidiary has, nor with reasonable diligence should have had, knowledge of or notice that it is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, restriction, judgment, decree or order which would reasonably be expected to have a Material Adverse Effect.

Section 4.7 Regulation U. Borrower is not engaged principally in, nor is one of Borrower’s important activities, the business of extending credit for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereinafter in effect.

Section 4.8 Litigation and Contingent Liabilities. No litigation (including derivative actions), arbitration proceedings or governmental proceedings are pending or, to Borrower’s knowledge, threatened against Borrower which would (singly or in the aggregate) reasonably be expected to have a Material Adverse Effect, except as set forth (including estimates of the dollar amounts involved) in Schedule 4.8.

Section 4.9 FDIC Insurance. The deposits of each Subsidiary Bank of Borrower are insured by the FDIC and no act has occurred which would adversely affect the status of such Subsidiary Bank as an FDIC insured bank.

Section 4.10 Investigations. Neither Borrower nor any Subsidiary Bank is under investigation by, or is operating under the restrictions imposed by or agreed to in connection with, any regulatory authority, other than routine examinations by regulatory authorities having jurisdiction over Borrower or such Subsidiary Bank.

Section 4.11 Subsidiaries. Attached hereto as Schedule 4.11 is a correct and complete list of all Subsidiaries of Borrower.

Section 4.12 Bank Holding Company. Borrower has complied in all material respects with all federal, state and local laws pertaining to bank holding companies, including without limitation the Bank Holding Company Act of 1956, as amended, and to the best of its knowledge there are no conditions to its engaging in the business of being a registered bank holding company.

Section 4.13 ERISA.

(a)                    Borrower and the ERISA Affiliates and the plan administrator of each Plan (other than a Multiemployer Plan) have fulfilled in all material respects their respective obligations under ERISA and the Code with respect to such Plan and such Plan is currently in substantial compliance with the applicable provisions of ERISA and the Code.

(b)                   With respect to each Plan, there has been no (i) “reportable event” within the meaning of Section 4043 of ERISA and the regulations thereunder which is not subject to the provision for waiver of the 30-day notice requirement to the PBGC; (ii) failure by Borrower or any ERISA Affiliate to timely make or properly accrue any contribution which is due to any Plan; (iii) action under Section 4041 (c) of ERISA to terminate any Pension Plan; (iv) action under Section 4041 (b) of ERISA to terminate any Pension Plan which could require Borrower to incur a liability or obligations to make a material contribution to such Pension Plan; (v) withdrawal from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan that could subject the Borrower to material liability pursuant to Section 4063 or 4064 of ERISA; (vi) institution by PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan (other than a Multiemployer Plan); (vii) the imposition on Borrower or any ERISA Affiliate of liability pursuant to Sections 4062(e), 4069 or 4212 of ERISA; (viii) complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) by Borrower or any ERISA Affiliate from any Pension Plan which is a Multiemployer Plan that is in reorganization or insolvency pursuant to Sections 4241 or 4245 of ERISA, or that has terminated under Sections 4041A or 4042 of ERISA; (ix) prohibited transaction described in Section 406 of ERISA or 4975 of the Code which could subject Borrower to the imposition of any material fines, penalties, taxes or related charges imposed by either Section 4975 of the Code or Section 502(i) of ERISA; (x) material pending claim (other than routine claims for benefits) against any Plan (other than a Multiemployer Plan) which could reasonably be expected to result in material liability; (xi) receipt from the Internal Revenue Service of notice of the failure of any Plan (other than a Multiemployer Plan) to qualify under Section 401 (a) of the Code, or the failure of any trust forming part of any Plan (other than a Multiemployer Plan) to fail to qualify for exemption from taxation under Section 501(a) of the Code, if applicable; or (xii) imposition of a lien pursuant to Section 401(a)(29) or 412(n) of the Code or Section 302(f) of ERISA.

Section 4.14 Environmental Laws.

(a)                    Borrower and each of its Subsidiaries have obtained all permits, licenses and other authorizations which are required to be obtained by Borrower or such Subsidiaries, as the case may be, under all Environmental Laws and are in compliance in all material respects with any applicable Environmental Laws.

(b)                   Borrower has not received any notice, demand, request for information, citation, summons, order or complaint, no penalty has been assessed and no investigation or review is pending or, to Borrower’s knowledge, threatened by any governmental agency or other Person, in each case, with respect to any alleged or suspected failure by Borrower or any of its Subsidiaries to comply in any material respect with any Environmental Laws.

(c)                    There are no material liens arising under or pursuant to any Environmental Laws on any of the property owned or, to Borrower’s knowledge, leased by Borrower or any of its Subsidiaries.

(d)                   There are no conditions existing currently or, to Borrower’s knowledge, likely to exist during the term of this Agreement which would subject Borrower or any of its Subsidiaries or any of their owned property or, to Borrower’s knowledge, any of their leased property, to any material lien, damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or which require or are reasonably likely to require cleanup, removal, remedial action or other responses pursuant to Environmental Laws by Borrower and its Subsidiaries.

ARTICLE 5 COVENANTS

Until all obligations of Borrower hereunder, under the Note and all other related documents and instruments are paid and fulfilled in full, Borrower agrees that it shall, and shall cause each Subsidiary to, comply with the following covenants, unless Lender consents otherwise in writing:

Section 5.1 Existence, Mergers, Etc. Each Subsidiary Bank shall take such action as may be necessary from time to time to maintain its status as a national banking association or state banking corporation, as applicable, and to maintain FDIC insurance coverage for deposits as such Subsidiary Bank. Borrower and each Subsidiary shall preserve and maintain their respective corporate, partnership or joint venture (as applicable) existence, and will not liquidate, dissolve, or merge, or consolidate with or into any other entity, or sell, lease, transfer or otherwise dispose of all or a substantial part of their assets other than in the ordinary course of business as now conducted, except that:

(a)                    Any Subsidiary may merge or consolidate with or into Borrower or any one or more wholly-owned Subsidiaries;

(b)                   Any Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to Borrower or one or more wholly-owned Subsidiaries;

(c)                    Any Insignificant Subsidiary may (i) merge or consolidate with any other Person, (ii) sell, lease, transfer or otherwise dispose of its assets to another Person or (iii) liquidate or dissolve (“Insignificant Subsidiary” means a Subsidiary with (1) net income that is less than 2.5% of the consolidated net income of Borrower and its Subsidiaries for the most recent fiscal quarter ended for which a consolidated income statement of Borrower is available and (2) tangible assets that are less than 2.5% of consolidated tangible assets of Borrower and its Subsidiaries as of the end of the most recent fiscal quarter ended for which a consolidated balance sheet of Borrower is available); and

(d)                   Any Subsidiary may merge or consolidate with any other Person provided that (i) the surviving entity is a Subsidiary of Borrower (ii) before and after giving effect to such merger or consolidation, no Event of Default or Unmatured Event of Default exists or is continuing, (iii) following such merger or consolidation, Borrower shall continue to own the same or greater percentage of the stock or other ownership interests of such Subsidiary as it owned immediately prior to such merger or consolidation and (iv) after giving effect to such merger or consolidation, Borrower is in pro forma compliance with Section 5.4 of this Agreement.

Borrower and each Subsidiary shall take all steps to become and remain duly qualified, in good standing and authorized to do business in each jurisdiction where failure to do so might have a Material Adverse Effect.

Section 5.2 Reports, Certificates and Other Information. Borrower shall furnish (or cause to be furnished) to Lender:

(a)                    Interim Reports. Within forty-five (45) days after the end of each quarter of each fiscal year of Borrower, a copy of an unaudited financial statement of Borrower and its Subsidiaries prepared on a consolidated basis consistent in all material respects with the consolidated financial statements of Borrower and its Subsidiaries referred to in Section 4.3 above and prepared in accordance with generally accepted accounting principles (subject to year-end audit adjustments and the absence of footnotes), signed by an authorized officer of Borrower and consisting of at least: (i) a balance sheet as at the close of such quarter; and (ii) a statement of earnings and source and application of funds for such quarter and for the period from the beginning of such fiscal year to the close of such quarter.

(b)                   Annual Report. Within ninety (90) days after the end of each fiscal year of Borrower, a copy of an annual report of Borrower and its Subsidiaries prepared on a consolidated basis and in conformity with generally accepted accounting principles applied on a basis consistent in all material respects with the consolidated financial statements of Borrower and its Subsidiaries referred to in Section 4.3 above, duly certified by independent certified public accountants of recognized standing and accompanied by an opinion without a “going concern” or comparable qualification. Such independent certified public accountants shall be selected by the Audit Committee of the Board of Directors of Borrower (which Audit Committee members shall, subject to the exceptions and phase-in requirements set forth in NASDAQ rules and regulations, consist solely of independent members of Borrower’s Board of Directors) using their good faith business judgment.

(c)                    Certificates. Contemporaneously with the furnishing of a copy of each annual report and of each quarterly statement provided for in this Section, a certificate dated the date of such annual report or such quarterly statement and signed by either the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer of Borrower, to the effect that no Event of Default or Unmatured Event of Default has occurred and is continuing, or, if there is any such event, describing it and the steps, if any, being taken to cure it, and containing (except in the case of the certificate dated the date of the annual report) a computation of, and showing compliance with, any financial ratio or restriction contained in this Agreement.

(d)                   Reports to SEC. Notification of each filing and report made by Borrower or any Subsidiary with or to any securities exchange or the Securities and Exchange Commission which are made publicly available. Such notification shall be forwarded electronically to Lender via e-mail at such addresses as Lender shall provide to Borrower and shall indicate where copies of such filings and reports can be obtained electronically (for avoidance of doubt, Borrower will notify Lender of any such filings and reports if electronic means of notification is inoperable). If copies of such documents are not available electronically, notification of the filing of such documents shall still be made, and Borrower shall provide a paper copy of such documents to Lender promptly upon Lender’s request.

(e)                    Notice of Default, Litigation and ERISA Matters. Within five business days after learning of the occurrence of any of the following, written notice describing the same and the steps being taken by Borrower or any Subsidiary affected in respect thereof: (i) the occurrence of an Event of Default or an Unmatured Event of Default; (ii) the institution of, or any adverse determination in, any litigation, arbitration or governmental proceeding which, if adversely determined, would reasonably be expected to have a Material Adverse Effect; (iii) the occurrence of any event referred to in Section 4.13(b); or (iv) the issuance of any cease and desist order, memorandum of understanding, cancellation of insurance, or proposed disciplinary action from the FDIC or other regulatory entity.

(f)                      [Reserved].

(g)                   Other Information. From time to time such other information, financial or otherwise, concerning Borrower or any Subsidiary as Lender may reasonably request.

Section 5.3 Inspection. At Borrower’s expense if an Event of Default or Unmatured Event of Default has occurred or is continuing, Borrower and each Subsidiary shall permit Lender and its agents at any time during normal business hours, and upon at least one business day’s prior notice, to inspect their properties and to inspect and make copies of their books and records. If no Event of Default or Unmatured Event of Default shall have occurred and be continuing, Lender may conduct such inspections at any time during normal business hours and upon reasonable notice to Borrower, and such inspection and copies shall be at Lender’s expense.

Section 5.4 Financial Requirements.

(a)                    Well Capitalized Status.

(i)                        Borrower and its consolidated Subsidiaries, on a consolidated basis, shall at all times meet any definition of an “adequately capitalized” institution, as such term is defined by the Federal Reserve Board with respect to Borrower’s consolidated “Tier I leverage ratio,” “Tier I risk-based capital” and “total risk-based capital” (as such terms are defined by the Federal Reserve Board and shown on filings by Borrower with the Federal Reserve Board).

(ii)                     Borrower shall cause each Subsidiary Bank at all times to meet any definition of a “well capitalized” institution, as such term is defined by the various federal Regulatory Authorities with respect to such Subsidiary Bank’s “Tier I leverage ratio,” “Tier I risk-based capital” and “total risk-based capital” (as such terms are defined by the FDIC and shown on call reports filed with the FDIC).

(b)                   Nonperforming Assets. All assets of all Subsidiary Banks and other Subsidiaries classified as “non-performing” (which shall include all loans in non-accrual status, more than ninety (90) days past due in principal or interest, restructured or renegotiated, or listed as “other restructured” or “other real estate owned”) on the FDIC or other regulatory agency call report shall not exceed at any time two percent (2.0%) of the total loans of Borrower and its Subsidiaries on a consolidated basis.

(c)                    Return on Average Assets. Borrower’s consolidated net income shall be at least eighty-five hundredths of one percent (0.85%) of its average assets, calculated on an annualized basis as at the last day of each fiscal quarter of Borrower; provided, however, that for purposes of determining return on average assets, customary and reasonable, non-recurring expenses and charges incurred by Borrower in connection with a permitted acquisition or public offering under Sections 5.1 and 5.6 hereof shall be excluded.

Section 5.5 Taxes and Guaranties. Borrower and each Subsidiary shall:

(a)                    Taxes. Pay and discharge all taxes, assessments and governmental charges or levies imposed upon them, upon their income or profits or upon any properties belonging to them, prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies when due, except that no such tax, assessment, charge, levy or claim need be paid which is being contested in good faith by appropriate proceedings as to which adequate reserves shall have been established, and no foreclosure, sale or similar proceedings have commenced.

(b)                   Guaranties. Not assume, guarantee, endorse or otherwise become or be responsible in any manner (whether by agreement to purchase any obligations, stock, assets, goods or services, or to supply or loan any funds, assets, goods or services, or otherwise) with respect to the obligation of any other Person, except: (i) by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business, issuance of letters of credit or similar instruments or documents in the ordinary course of business; (ii) in the case of Borrower, Trust Guarantees; and (iii) guaranties by the Borrower of the obligations of a wholly-owned Subsidiary or by a Subsidiary of the obligations of the Borrower or a wholly-owned Subsidiary of the Borrower.

Section 5.6 Investments and Loans. Neither Borrower nor any Subsidiary shall make any loan, advance, extension of credit or capital contribution to, or purchase or otherwise acquire for consideration, evidences of indebtedness, capital stock or other securities of any Person, except that Borrower and any Subsidiary may:

(a)                    purchase or otherwise acquire and own short-term money market items;

(b)                   invest, by way of purchase of securities or capital contributions, in the Subsidiary Banks or any other bank or banks, and upon Borrower’s purchase or other acquisition of twenty-five percent (25%) or more of the stock of any bank, such bank shall thereupon become a “Subsidiary Bank” for all purposes under this Agreement;

(c)                    invest, by way of loan, advance, extension of credit (whether in the form of lease, conditional sales agreement, or otherwise), purchase of securities, capital contributions, or otherwise, in Subsidiaries other than banks or Subsidiary Banks;

(d)                   invest, by way of purchase of securities or capital contributions, in other Persons so long as before and after giving effect thereto no Event of Default or Unmatured Event of Default shall have occurred and be continuing and the investment is in compliance with Regulation Y of the Federal Reserve Board; and

(e)                    in the case of any Trust Issuer, purchase any Trust Indebtedness and, in the case of Borrower, purchase any common securities of any Trust Issuer and issue any Trust Guarantees.

Nothing in this Section 5.6 shall prohibit a Subsidiary Bank from making investments, loans, advances, or other extensions of credit in the ordinary course of the banking business upon such terms as may at the time be customary in the banking business.

Section 5.7 Capital Structure and Dividends. Except as provided in Section 5.1, Borrower shall continue to own, directly or indirectly, the same (or greater) percentage of the stock and partnership, joint venture, or other equity interest in each Subsidiary that it held on the date of this Agreement, and no Subsidiary shall issue any additional stock or partnership, joint venture or other equity interests, options or warrants in respect thereof, or securities convertible into such securities or interests, other than to Borrower or to a Subsidiary wholly owned by Borrower.

Section 5.8 Maintenance of Properties. Borrower and each Subsidiary shall maintain, or cause to be maintained, in good repair, working order and condition, all material properties (whether owned or held under lease) necessary for Borrower or such Subsidiary to conduct its business, and from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements, additions, and improvements thereto, so that the business carried on in connection therewith may be properly and advantageously conducted at all times (for avoidance of doubt, this Section 5.8 does not limit or restrict Borrower or any Subsidiary from opening, closing or moving any of their branch offices or other office properties).

Section 5.9 Insurance. Borrower and each Subsidiary shall maintain insurance in responsible companies in such amounts and against such risks as is required by law and such other insurance, in such amount and against such hazards and liabilities, as is customarily maintained by bank holding companies and banks similarly situated. Each Subsidiary Bank shall have deposits insured by the FDIC.

Section 5.10 Use of Proceeds.

(a)                    General. The proceeds of the Loans shall be used for general corporate purposes (including acquisitions permitted under Section 5.6). Neither Borrower nor any Subsidiary shall use or permit any proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying any margin stock” within the meaning of Regulations U or X of the Board of Governors of the Federal Reserve System, as amended from time to time. If requested by Lender, Borrower and each Subsidiary will furnish to Lender a statement in conformity with the requirements of Federal Reserve Form U-l. No part of the proceeds of the Loans will be used for any purpose which violates or is inconsistent with the provisions of Regulation U or X of the Board of Governors.

(b)                   Tender Offers and Going Private. Neither Borrower nor any Subsidiary shall use (or permit to be used) any proceeds of the Loans to acquire any security of

Borrower or a Subsidiary in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended, or any regulations or rulings thereunder.

Section 5.11 Compliance with Law. Borrower and each Subsidiary shall comply in all material respects with all applicable laws and regulations (whether federal, state or local and whether statutory, administrative, judicial or otherwise) and with every lawful governmental order or similar actions (whether administrative or judicial), specifically including but not limited to all requirements of the Bank Holding Company Act of 1956, as amended, and with the regulations of the Board of Governors of the Federal Reserve System relating to bank holding companies.

Section 5.12 Restriction on Liens; Negative Pledges. Borrower will not, without Lender’s prior written consent, create, incur, assume or permit to exist any mortgage, pledge, encumbrance or other lien or levy upon or security interest in any of the capital stock of any Subsidiary Bank now owned or hereafter acquired by Borrower. Borrower further agrees that Borrower shall not, without Lender’s prior written consent, enter into, or become a party or subject to any negative pledge agreement relating to any of Borrower’s assets with any third party except for Lender.

Section 5.13 Restriction on Indebtedness. Borrower will not and will not permit any of the Subsidiaries to create, incur, assume or have outstanding any indebtedness for borrowed money (including capitalized leases) except (a) indebtedness under the Note issued under this Agreement; (b) other indebtedness to Lender or any of its affiliates; (c) indebtedness owed by Borrower to a Subsidiary or by a Subsidiary to another Subsidiary; (d) obligations under capitalized leases not exceeding $100,000; and (e) any other indebtedness outstanding on the date hereof, and shown on Borrower’s financial statements delivered to Lender prior to the date hereof, provided such other indebtedness shall not be renewed, extended or increased.

ARTICLE 6 CONDITIONS OF LENDING

Section 6.1 Documentation; No Default. The obligation of Lender to make any Loan is subject to the following conditions precedent:

(a)                    Initial Documentation. Lender shall have received all of the following concurrently with the execution and delivery hereof, each duly executed and dated the date hereof or other date satisfactory to Lender, in form and substance satisfactory to Lender and its counsel, at the expense of Borrower, and in such number of signed counterparts as Lender may request (except for the Note, of which only the original shall be signed):

(i)                        Note. The Note duly executed.

(ii)                     Resolution; Certificate of Incumbency. A copy of a resolution of the Board of Directors of Borrower authorizing the execution, delivery and performance of this Agreement, the Note and other documents provided for in this Agreement, certified by the secretary or assistant secretary of

Borrower, together with a certificate of such officer of Borrower, certifying the names of the officer(s) of Borrower authorized to sign this Agreement, the Note and any other documents provided for in this Agreement, together with a sample of the true signature of each such Person (Lender may conclusively rely on such certificate until formally advised by a like certificate of any changes therein).

(iii)                  Governing Documents. A copy of the articles of incorporation and bylaws of Borrower, certified by the secretary or assistant secretary of Borrower.

(iv)                 Certificate of No Default. A certificate signed by an appropriate officer of Borrower to the effect that: (A) no Event of Default or Unmatured Event of Default has occurred and is continuing or will result from the making of the first Loan; and (B) the representations and warranties of Borrower contained herein are true and correct as at the date of the first Loan as though made on that date.

(v)                    Opinion of Counsel to Borrower. An opinion of counsel to Borrower substantially in the form of Exhibit B attached hereto.

(vi)                 Good Standing Certificates. Good standing certificates from the Secretary of State of Colorado.

(vii)              Miscellaneous. Such other documents and certificates as Lender may reasonably request.

(b)                   Representations and Warranties True. At the date of each new Loan, Borrower’s representations and warranties set forth herein shall be true and correct as of such date as though made on such date except (i) that the representations made in Section 4.3 shall apply to the most recent financial statements furnished to Lender under Section 5.2 and (b) for changes permitted by this Agreement.

(c)                    No Default. At the time of each new Loan, and immediately after giving effect to such Loan, no Event of Default or Unmatured Event of Default shall have occurred and be continuing at the time of such Loan, or would result from the making of such Loan.

Section 6.2 Automatic Update of Representations and Warranties and No-Default Certificate; Certificate at Lender’s Option. The request by Borrower for any new Loan shall be deemed a representation and warranty by Borrower that the statements in subsections (b) and (c) of Section 6.1 are true and correct on and as at the date of such requested Loan. Upon receipt of each Loan request Lender in its sole discretion shall have the right to request that Borrower provide to Lender, prior to Lender’s funding of the requested Loan, a certificate executed by Borrower’s Chief Executive Officer, President, Treasurer, or Chief Financial Officer to such effect.

ARTICLE 7 DEFAULT

Section 7.1 Events of Default. The occurrence of any of the following shall constitute an “Event of Default”:

(a)                    failure to pay, when and as due, any principal, interest or other amounts payable hereunder or under the Note; provided that, in the case of interest only, such failure shall continue for three (3) days after its due date;

(b)                   any default, event of default, or similar event shall occur or continue under any other instrument, document, note or agreement delivered to Lender in connection with this Agreement and any applicable cure period provided therein shall have expired; or any such instrument, document, note or agreement shall not be, or shall cease to be, enforceable in accordance with its terms;

(c)                    there shall occur any default or event of default, or any event or condition that might become such with notice or the passage of time or both, or any similar event, or any event that requires the prepayment of borrowed money or the acceleration of the maturity thereof, under the terms of any evidence of indebtedness or other agreement issued or assumed or entered into by Borrower or any Subsidiary for obligations in an aggregate amount in excess of Two Million and No/100 United States Dollars ($2,000,000.00), or under the terms of any indenture, agreement, or instrument under which any such evidence of indebtedness or other agreement is issued, assumed, secured, or guaranteed, and such event shall continue beyond any applicable period of grace provided therein;

(d)                   any representation, warranty, schedule, certificate, financial statement, report, notice, or other writing furnished by or on behalf of Borrower or any Subsidiary to Lender is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified;

(e)                    Any guaranty of or pledge of collateral security for the Loans shall be repudiated or become unenforceable or incapable of performance;

(f)                      Borrower or any Subsidiary shall fail to comply with Sections 5.1, 5.2(e), 5.4, 5.5, 5.6, 5.7 and 5.11 hereof; or fail to comply with or perform any agreement or covenant of Borrower or any Subsidiary contained herein, which failure does not otherwise constitute an Event of Default, and such failure shall continue unremedied for thirty (30) days after notice thereof to Borrower by Lender;

(g)                   an event or condition specified in Section 4.13(b) shall occur or exist and if as a result of such event or condition, together with all other such events or conditions if any, Borrower or any ERISA Affiliate shall incur, or, in the reasonable opinion of Lender, shall be reasonably likely to incur, a liability to a Plan, a Multiemployer Plan or the PBGC (or any combination of the foregoing) which, in the reasonable determination of Lender, has a Material Adverse Effect;

(h)                   any Person, or two or more Persons acting in concert, shall acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange

Commission under the Securities Exchange Act of 1934) of 50% or more of the outstanding shares of voting stock of Borrower;

(i)                        any proceeding (judicial or administrative) shall be commenced against Borrower or any Subsidiary, or with respect to any assets of Borrower or any Subsidiary which would reasonably be expected to have a Material Adverse Effect and which is not dismissed within ninety (90) days after it is commenced against Borrower or any Subsidiary; or final judgment(s) and/or settlement(s) in an aggregate amount that is more than One Million and No/100 United States Dollars ($1,000,000) in excess of insurance for which the insurer has confirmed coverage in writing, a copy of which writing has been furnished to Lender, shall be entered or agreed to in any suit or action commenced against Borrower or any Subsidiary, and which are not satisfied within thirty (30) days after they have been entered or agreed to in any suit or action commenced against Borrower or any Subsidiary;

(j)                        Borrower shall grant or any Person (other than Lender) shall obtain a security interest in any property or assets of Borrower which secures the repayment of the Loans; Borrower or any other Person (other than Lender) shall perfect (or attempt to perfect) such a security interest; a court shall determine that Lender does not have a first priority security interest in any of the collateral for the Loans enforceable in accordance with the terms of the related documents; or any notice of a federal tax lien against Borrower shall be filed with any public recorder and is not satisfied within thirty (30) days from the time of such filing, unless Borrower is contesting the validity thereof in good faith by appropriate proceedings and has set aside on its books adequate reserves with respect thereto in accordance with generally accepted accounting principles;

(k)                     There shall be any material loss or depreciation in the value of any collateral for the Loans for any reason, or, unless expressly permitted by the related documents, all or any part of any collateral for the Loans or any direct, indirect, legal, equitable or beneficial interest therein is assigned, transferred or sold without Lender’s prior written consent;

(1)                     any Federal Reserve Bank, the FDIC or other regulatory entity shall issue or agree to enter into any formal enforcement action with or against Borrower or any Subsidiary (including, but not limited to, a formal written agreement, cease and desist order, suspension, removal or prohibition order or capital directive, but excluding a civil money penalty), or any Federal Reserve Bank, the FDIC or other regulatory entity shall issue or enter into any informal enforcement action with or against Borrower or any Subsidiary (including, but not limited to, a commitment letter, memorandum of understanding or any similar action) or assess a civil money penalty, which in each case is materially adverse to the consolidated assets, financial condition, business or operations of Borrower or any Subsidiary;

(m)                  Borrower or any Subsidiary (other than an Insignificant Subsidiary) shall fail to comply with Section 5.1 hereof or shall suspend the transaction of all or a substantial portion of its usual business or Borrower or any Subsidiary (other than an Insignificant Subsidiary) shall take any corporate action to approve or authorize to approve any action or omission that would result in any of the foregoing;

(n)                    any bankruptcy, insolvency, reorganization, arrangement, readjustment or similar proceeding, domestic or foreign, is instituted by or against Borrower or any Subsidiary, and in the case of an involuntary bankruptcy proceeding, such proceeding is not dismissed within sixty (60) days (it is acknowledged and agreed that Lender has no obligation to make Loans during such cure period); or Borrower or any Subsidiary shall take any steps toward, or to authorize, such a proceeding; or

(o)                    Borrower or any Subsidiary shall become insolvent, generally shall fail or be unable to pay its debts as they mature, shall admit in writing its inability to pay its debts as they mature, shall make a general assignment for the benefit of its creditors or shall enter into any composition or similar agreement.

Section 7.2 Default Remedies.

(a)                     Upon the occurrence and during the continuance of any Event of Default specified in Section 7.1(a)-(m), Lender at its option may declare the Note (principal, interest and other amounts) and any other amounts owed to Lender under this Agreement, including without limitation any accrued but unpaid Commitment Fee, immediately due and payable without notice or demand of any kind. Upon the occurrence of any Event of Default specified in Section 7.1(n)-(o), the Note (principal, interest and other amounts) and any other amounts owed to Lender under this Agreement, including without limitation any accrued but unpaid Commitment Fee, shall be immediately and automatically due and payable without action of any kind on the part of Lender. Upon the occurrence and during the continuance of any Event of Default, any obligation of Lender to make any Loan shall immediately and automatically terminate without action of any kind on the part of Lender, and Lender may exercise any rights and remedies under this Agreement, the Note, any related document or instrument, and at law or in equity.

(b)                    Lender may, by written notice to Borrower, at any time and from time to time, waive any Event of Default or Unmatured Event of Default, which shall be for such period and subject to such conditions as shall be specified in any such notice. In the case of any such waiver, Lender and Borrower shall be restored to their former position and rights hereunder, and any Event of Default or Unmatured Event of Default so waived shall be deemed to be cured and not continuing; but no such waiver shall extend to or impair any subsequent or other Event of Default or Unmatured Event of Default. No failure to exercise, and no delay in exercising, on the part of Lender of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of Lender herein provided are cumulative and not exclusive of any rights or remedies provided by law.

ARTICLE 8 DEFINITIONS

Section 8.1 General. As used herein:

(a)                    The term “Code” shall mean the Internal Revenue Code of 1986, as amended form time to time.

(b)                   The term “Environmental Laws” shall mean all federal, state and local laws, including statutes, regulations, ordinances, codes, rules and other governmental restrictions and requirements, relating to the discharge of air pollutants, water pollutants or process waste water or otherwise relating to the environment or hazardous substances or the treatment, processing, storage, disposal, release, transport or other handling thereof, including, but not limited to, the federal Solid Waste Disposal Act, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act, the federal Hazardous Materials Transportation Act, the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the federal Toxic Substances Control Act, regulations of the Nuclear Regulatory Agency, and regulations of any state department of natural resources or state environmental protection agency, in each case as now or at any time hereafter in effect.

(c)                    The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

(d)                   The term “ERISA Affiliate” shall mean any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as Borrower or is under common control (within the meaning of Section 414(c) of the Code) with Borrower.

(e)                    The term “FDIC” means the Federal Deposit Insurance Corporation and any successor thereof.

(f)                      The term “Interest Period” means, with regard to LIBOR Loans, the period commencing on the advance date of the applicable LIBOR Loan and ending on the numerically corresponding day 1, 2 or 3 months thereafter matching the interest rate term selected by Borrower; provided, however, (i) if any Interest Period would otherwise end on a day which is not a New York Banking Day, then the Interest Period shall end on the next succeeding New York Banking Day unless the next succeeding New York Banking Day falls in another calendar month, in which case the Interest Period shall end on the immediately preceding New York Banking Day; or (ii) if any Interest Period begins on the last New York Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of the Interest Period), then the Interest Period shall end on the last New York Banking Day of the calendar month.

(g)                   The term “Interim Maturity Date” means the last day of any Interest Period.

(h)                   The term “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of Borrower to perform its obligations under this Agreement the Note, any related document to which it is a party and to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against Borrower of this Agreement or the Note.

(i)                       The term “Money Markets” refers to one or more wholesale funding markets available to and selected by Lender, including negotiable certificates of deposit, commercial paper, eurodollar deposits, bank notes, federal funds, interest rate swaps or others.

(j)                       The term “Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by Borrower or any ERISA Affiliate as a “contributing sponsor” (within the meaning of Section 4001(a)(13) of ERISA).

(k)                    The term “New York Banking Day” means any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York.

(l)                       The term “PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

(m)                 The term “Pension Plan” shall mean any Plan which is a “defined benefit plan” within the meaning of Section 3(35) of ERISA.

(n)                   The term “Person” shall mean any individual, corporation, company, limited liability company, voluntary association, partnership, trust, estate, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

(o)                   The term “Plan” shall mean any plan, program or arrangement covering current or former employees of Borrower or any of its ERISA Affiliates which constitutes an “employee benefit plan” within the meaning of Section 3(3) of ERISA.

(p)                   The term “Prime Rate” means the prime rate announced by Lender from time to time, as and when such rate changes.

(q)                   The term “Subsidiary” means any corporation, partnership, joint venture, trust, or other legal entity of which Borrower owns directly or indirectly twenty-five percent (25%) or more of the outstanding voting stock or interest, or of which Borrower has effective control, by contract or otherwise. The term Subsidiary includes each Subsidiary Bank unless stated otherwise explicitly.

(r)                      The term “Subsidiary Bank” means each Subsidiary which is a bank.

(s)                    The term “Trust Guarantee” means any guarantee of Borrower of the Trust Preferred Securities, which guarantee is subordinate and junior in right of payment to the prior payment of the obligations of Borrower hereunder and under the Note on terms satisfactory to Lender.

(t)                      The term “Trust Indebtedness” means indebtedness of Borrower payable to the Trust Issuer or its transferees (a) which is due not earlier than the date thirty (30) years after its issuance, (b) which may not be redeemed earlier than five (5) years after issuance and (c) the payment of which is subordinate and junior in right of payment to the prior payment of the obligations of Borrower hereunder and under the Note on terms satisfactory to Lender.

(u)                   The term “Trust Issuer” means a wholly-owned Subsidiary of Borrower which qualifies as a Delaware or Connecticut statutory business trust.

(v)                   The term “Trust Preferred Securities” means preferred securities issued by the Trust Issuer (a) which are subject to mandatory redemption not earlier than the date thirty (30) years after issuance and (b) which may not be optionally redeemed earlier than five (5) years after issuance.

(w)                 The term “Unmatured Event of Default” means an event or condition which would become an Event of Default with notice or the passage of time or both.

Except as and unless otherwise specifically provided herein, all accounting terms shall have the meanings given to them by generally accepted accounting principles and shall be applied and all reports required by this Agreement shall be prepared, in a manner consistent in all material respects with the financial statements referred to in Section 4.3 above.

Section 8.2 Applicability of Subsidiary References. Terms hereof pertaining to any Subsidiary shall apply only during such times as Borrower has any Subsidiary.

ARTICLE 9 NO INTEREST OVER LEGAL RATE.

Borrower does not intend or expect to pay, nor does Lender intend or expect to charge, accept or collect any interest which, when added to any fee or other charge upon the principal which may legally be treated as interest, shall be in excess of the highest lawful rate. If acceleration, prepayment or any other charges upon the principal or any portion thereof, or any other circumstance, result in the computation or earning of interest in excess of the highest lawful rate, then any and all such excess is hereby waived and shall be applied against the remaining principal balance. Without limiting the generality of the foregoing, and notwithstanding anything to the contrary contained herein or otherwise, no deposit of funds shall be required in connection herewith which will, when deducted from the principal amount outstanding hereunder, cause the rate of interest hereunder to exceed the highest lawful rate.

ARTICLE 10 PAYMENTS, ETC.

All payments hereunder shall be made in immediately available funds, and shall be applied first to accrued interest and then to principal; however, if an Event of Default occurs,

Lender may, in its sole discretion, and in such order as it may choose, apply any payment to interest, principal and/or lawful charges and expenses then accrued. Borrower shall receive immediate credit on payments received during Lender’s normal banking hours if made in cash, immediately available funds, or by debit to available balances in an account at Lender; otherwise payments shall be credited after clearance through normal banking channels. Unless Borrower instructs otherwise, all Loans shall be made in immediately available funds and shall be credited to an account(s) of Borrower with Lender. All payments shall be made without deduction for or on account of any present or future taxes, duties or other charges levied or imposed on this Agreement, the Note, the Loans or the proceeds, Lender or Borrower by any government or political subdivision thereof.

ARTICLE 11 SETOFF.

At any time when an Event of Default has occurred and is continuing, and upon notice to Borrower, any account, deposit or other indebtedness owing by Lender to Borrower, and any securities or other property of Borrower delivered to or left in the possession of Lender or its nominee or bailee, may be set off against and applied in payment of any obligation hereunder, whether due or not. The setoff provision in this Section 11 shall not be applicable to any accounts (and deposits or property therein) maintained at Lender in the name of Borrower or any of its Subsidiaries for which Borrower or such Subsidiaries have established and maintained in trust for the benefit of any third party (not including, however, any affiliate of Borrower or any such Subsidiary). Borrower shall be obligated to notify Lender promptly upon the receipt of any such notice of setoff, and provide supporting documentation, in form and substance reasonably satisfactory to Lender, to establish, in the reasonable opinion of Lender, that any account subject to such setoff is in fact held by Borrower or any of its Subsidiaries, as the case may be, in trust for the benefit of any third party (not including, however, any affiliate or Borrower or any such Subsidiary). If Borrower fails to comply with the foregoing sentence, Lender may assume that its setoff of any account or other property is valid and permissible.

ARTICLE 12 NOTICES.

All notices, requests and demands to or upon the respective parties hereto shall be made, if to Lender, to its office indicated above (Attention: Timothy P. Franzen, Assistant Vice President), and if to Borrower, to its address set forth below, or to such other address as may be hereafter designated in writing by the respective parties hereto or, as to Borrower, may appear in Lender’s records. Notices sent by facsimile transmission shall be deemed to have been given upon electronic confirmation; notices sent by mail shall be deemed to have been given three (3) business days after the date when sent by registered or certified mail, postage prepaid; notices sent by personal delivery or by a nationally recognized overnight delivery service (e.g., Federal Express) shall be deemed to have been given when received.

ARTICLE 13 MISCELLANEOUS.

This Agreement and any document or instrument executed in connection herewith shall be governed by and construed in accordance with the internal law of the State of Colorado, except to the extent superseded by Federal law. This Agreement may only be amended, supplemented or modified at any time by written instrument duly executed by Lender and

Borrower. Unless the context requires otherwise, wherever used herein the singular shall include the plural and vice versa, and the use of one gender shall also denote the other. Captions herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof; references herein to Sections or provisions without reference to the document in which they are contained are references to this Agreement. This Agreement shall bind Borrower, its successors and assigns, and shall inure to the benefit of Lender, its successors and assigns, except that Borrower may not transfer or assign any of its rights or interest hereunder without the prior written consent of Lender. Borrower agrees to pay upon demand all expenses (including without limitation reasonable attorneys’ fees, legal costs and expenses, whether in or out of court, in original or appellate proceedings or in bankruptcy) incurred or paid by Lender or any holder of the Note in connection with (a) the negotiation, preparation, execution and delivery of this Agreement, the Note and the other documents to be delivered hereunder, (b) any amendment, modification or waiver of any of the terms of this Agreement or the Note, (c) any Event of Default or Unmatured Event of Default and any enforcement or collection proceedings resulting therefrom, and (d) any transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement, the Note or any other document referred to herein. Except as otherwise specifically provided herein, Borrower expressly and irrevocably waives presentment, protest, demand and notice of any kind in connection herewith. Lender may, at its option, sell all or any interests in the Note and other related documents to other financial institutions. Any purchaser of an interest in the Note is referred to as a “Participant.” In connection with such sales (and thereafter), Lender may, subject to the provisions of Section 15 hereof, disclose any financial information Lender may have concerning Borrower to any such Participant or potential Participant.

ARTICLE 14 ARBITRATION AND WAIVER OF JURY TRIAL

(a)                    This Section concerns the resolution of any controversies or claims between Lender and Borrower, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document executed in connection with this Agreement (collectively, a “Claim”).

(b)                   At the request of Lender or Borrower, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”). The Act will apply even though this Agreement provides that it is governed by the law of a specified state.

(c)                    Arbitration proceedings will be determined in accordance with the Act, the applicable rules and procedures for the arbitration of disputes of JAMS or any successor thereof (“JAMS”), and the terms of this Section. In the event of any inconsistency, the terms of this Section shall control.

(d)                   The arbitration shall be administered by JAMS and conducted, unless otherwise required by law, in the State of Colorado. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of Lender or Borrower, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within thirty (30) days of the demand for arbitration and close within thirty (30) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

(e)                    The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on JAMS under applicable JAMS rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

(f)                      This Section does not limit the right of Lender or Borrower to: (i) exercise self-help remedies, such as, but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as, but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g)                   The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

(h)                   By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this Agreement to arbitrate, to the extent any claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This provision is a material inducement for the parties entering into this Agreement.

ARTICLE 15 CONFIDENTIALITY

Lender hereby agrees to keep, and cause Representatives and Potential Participants (as defined below) to keep, any and all information relating to Borrower which is (i) furnished by Borrower to Lender (or to any affiliate of Lender); and (ii) non-public, confidential or proprietary in nature, confidential; provided, however, that such information and other credit information relating to Borrower may be distributed by Lender or such affiliate to (a) Lender’s or such affiliate’s directors, managers, officers, employees, attorneys, affiliates, assignees, participants, auditors and agents (“Representatives”) on an as-needed basis, (b) banking regulators and other governmental agencies upon request or in the ordinary course of such agencies’ examinations of Lender or such affiliate and (c) upon the order of a court or other governmental agency having jurisdiction over Lender or such affiliate, and after giving prior written notice to Borrower (unless providing such notice is not practicable or is prohibited by the terms of such order), to any other party. In addition such information and other credit information may be distributed by Lender to potential participants or assignees of any portion of the Loans (“Potential Participants”), provided, that such Potential Participant agrees to follow the confidentiality requirements set forth herein. Borrower and Lender further agree that this provision shall survive the termination of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COBIZ FINANCIAL INC.
By
	Name:	Lyne B. Andrich
	Title:	Executive Vice President and Chief Financial Officer
Address for notices: 821 17th Street Denver, CO 80202 Attention: Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION
By
	Name:	Timothy P. Franzen
	Title:	Assistant Vice President

EXHIBIT A

REVOLVING CREDIT NOTE

$30,000,000	Denver, Colorado
August , 2007

FOR VALUE RECEIVED, on or before the Maturity Date (as defined in the Revolving Credit Agreement referred to below), COBIZ FINANCIAL INC., a corporation formed under the laws of the State of Colorado (“Borrower”), promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION, a national banking association (hereafter, together with any subsequent holder hereof, called “Lender”), at its banking office at 2555 South Colorado Boulevard, Denver, Colorado 80222, or at such other place as Lender may direct, the aggregate unpaid principal balance of each advance (a “Loan” and collectively the “Loans”) made by Lender to Borrower hereunder. The total principal amount of Loans outstanding at any one time hereunder shall not exceed THIRTY MILLION UNITED STATES DOLLARS ($30,000,000).

Lender is hereby authorized by Borrower at any time and from time to time at Lender’s sole option to attach a schedule (grid) to this Note and to endorse thereon notations with respect to each Loan specifying the date and principal amount thereof, and the date and amount of each payment of principal and interest made by Borrower with respect to each such Loan. Lender’s endorsements as well as its records relating to Loans shall be rebuttably presumptive evidence of the outstanding principal and interest on the Loans, and, in the event of inconsistency, shall prevail over any records of Borrower and any written confirmations of Loans given by Borrower absent manifest error.

Borrower agrees to pay interest on the unpaid principal amount from time to time outstanding hereunder on the dates and at the rate or rates as set forth in the Revolving Credit Agreement (as hereinafter defined).

Payments of both principal and interest are to be made in immediately available funds in lawful money of the United States of America.

This Note evidences indebtedness incurred under that certain Revolving Credit Agreement dated as of the date hereof by and between Borrower and Lender (and, if amended, restated or replaced, all amendments, restatements and replacements thereto or therefor, if any) (the “Revolving Credit Agreement;” capitalized terms not otherwise defined herein have the same meaning herein as in the Revolving Credit Agreement). Reference is hereby made to the Revolving Credit Agreement for a statement of its terms and provisions, including without limitation those under which this Note may be paid prior to its due date or have its due date accelerated.

This Note shall be governed by and construed in accordance with the internal law of the State of Colorado.

COBIZ FINANCIAL INC.

By
Lyne B. Andrich Executive Vice President and Chief Financial Officer